Exhibit 99.1

May 18, 2015

Dear Summit Healthcare REIT, Inc. Shareholder:

We are providing you with an update of the recent activities of Summit Healthcare REIT, Inc. (“we” or “the REIT”) and have enclosed a statement of your account as of March 31, 2015. If you are receiving this letter by email, your statement is available on the investor web portal on our website www.summithealthcarereit.com.

Annual report on Form 10-K

Since our last update letter to you, we filed with the SEC our Form 10-K for the year ending December 31, 2014, and our Form 10-Q for the quarter ending March 31, 2015. You should have received the Form 10-K either by regular mail, or by email if you have elected to receive your shareholder information from us electronically.

New Joint Venture

You may recall in previous correspondence that we listed three specific goals that the REIT wanted to achieve. We are pleased to announce that we have successfully achieved Phase I, which was the liquidation of the industrial assets completed in 2013, as well as Phase II, which was redeploying the capital from the sale of the industrial properties into healthcare properties which was completed in the first quarter of 2015.

Phase III was to attract and venture with institutional third party capital, which we believe will enable us to grow the senior housing portfolio and increase revenue and funds from operations. We are therefore very pleased to report that on April 29, 2015, through our subsidiary Summit Healthcare Operating Partnership, LP (“SHOP”), we entered into a joint venture agreement (“JV Agreement”) of which SHOP is the Managing Member with Best Years, LLC (“Best Years”), an affiliate of Union Life Insurance Co., Ltd, a Chinese corporation. The new joint venture entity will own six properties in the REIT’s portfolio, with 10% of the interests owned by SHOP and 90% of the interests owned by Best Years. Consistent with our strategy to create opportunities that are accretive to shareholder value, the JV Agreement entitles Summit Healthcare Asset Management, LLC (the “Management Company”), a wholly-owned subsidiary of SHOP, to an acquisition fee from Best Years equal to 1% of the purchase price of the joint venture assets, which was paid at closing. Additionally, the Management Company will receive annual asset management fees of .25% of the purchase price of the properties. Most significantly, the JV Agreement provides SHOP with a favorable waterfall return of 25% of cash flows generated over a 10% hurdle, as well as 25% of all capital proceeds (from the sale of the properties, refinancing, or other capital event) over the members’ total contribution and accrued 10% return.

In keeping with our Phase III goal and our overall strategy, the REIT intends to use the $9.2 million in proceeds from the JV Agreement to acquire additional healthcare facilities and potentially grow the joint venture portfolio.

2 South Pointe Drive, Suite 100 • Lake Forest, California 92630 • Toll-Free (800) 978-8136 • Local (949) 535-2022
www.SummitHealthcareReit.com

Funds from Operations (“FFO”)

We are also pleased to report that our 2015 first quarter FFO was $878,000 (approximately 4 cents per share), as compared to $(45,000) in the first quarter of 2014. FFO is a non-GAAP (Generally Accepted Accounting Principles) supplemental measure that is widely recognized as a measure of REIT operating performance. It is defined as net income or loss, computed in accordance with GAAP, excluding extraordinary items as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, noncontrolling interests and subsidiaries. See our quarterly report on Form 10-Q for more details on this calculation, which is available on our website under the Investors tab, SEC Filings.

As always, we appreciate your patience as we continue our efforts to improve the REIT’s performance. We have a great team of dedicated professionals working on your behalf to do the best that we possibly can to improve the value of the REIT, and we remain optimistic and encouraged by our recent success.

We look forward to providing additional updates on a quarterly basis. If you have any questions, please contact your financial advisor or our investor services and transfer agent team at ACS Securities at (888) 522-1771. You are also welcome to contact the investor services department at our corporate office at (800) 978-8136.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.